UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2007

(Exact name of registrant as specified in its charter)

Florida	0-25681	65-0423422
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11760 U.S. Highway One Suite 200 North Palm Beach, Florida	33408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (561) 630-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2007, the shareholders of Bankrate, Inc. ("the Company") approved several amendments to the Bankrate, Inc. 1999 Equity Compensation Plan, as previously amended and restated through March 15, 2007, to be adopted in the form of a new amended and restated plan document, the Bankrate, Inc. Second Amended and Restated 1999 Equity Compensation Plan (the “Plan”), making the Plan effective as of June 20, 2007. The amendments increased the number of shares reserved for issuance under the Plan from 3,500,000 to 4,500,000. The Plan had previously been approved by the Company’s Board of Directors on April 25, 2007, subject to shareholder approval.

The purpose of the Plan is to advance the interests of the Company by providing eligible participants in the Plan with the opportunity to receive equity-based or cash incentive awards, thereby aligning their economic interests with those of the Company’s shareholders. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of stock options, stock appreciation rights, restricted or unrestricted stock, restricted or unrestricted stock units, performance awards, any other awards that are convertible into or otherwise based on the Company’s common stock, or cash awards.

The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights granted to any person in any calendar year is 750,000. The maximum number of shares subject to other awards granted to any person in any calendar year is 500,000, and the maximum amount payable to any person in any calendar year under cash awards is $1,500,000.

A copy of the Plan was included as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: July 2, 2007	By:	/s/ Edward J. DiMaria

Name: Edward J. DiMaria Title: Senior Vice President, Chief Financial Officer